EXHIBIT (99).1.

Cognigen Networks, Inc.	NEWS RELEASE
6405 218th Street, SW, Suite 305
Mountlake Terrace, Washington 98043	For Immediate Release at 3:00 PM PDT
Tuesday, August 30, 2005

www.cognigen.com

Cognigen Networks Reports Record Earnings for FY-05:

Revenue and Net Income Increased Over Previous Year

Mountlake Terrace, Washington, August 30 /PRNewswire-First Call/ — Cognigen Networks, Inc. (OTC Bulletin Board: CGNW- news), the Seattle area based Internet-enabled marketer of communications services and certificated reseller, today announced its audited financial results for the fiscal year ended June 30, 2005. The Company realized revenue of $11,745,673 for the twelve months ended June 30, 2005, compared to revenue of $10,735,099, for the same period in 2004. Net income for the 2005 fiscal year was $1,830,136 compared to a loss of ($2,918,638) for fiscal year 2004.

Gary Cook, Cognigen’s chief financial officer, commented on the annual financial results, “Revenue for fiscal year 2005, increased approximately 9% over the same period in 2004, while net income per common share for the twelve months ended June 30, 2005, was a record $0.20 per share compared to the net loss of ($0.32) per share for fiscal year 2004. The net income total for fiscal year 2005, reflects income before income taxes of $1,014,833 as well as inclusion of an income tax benefit of $815,303, which represents the net tax effect of accounting for our prior year net operating losses, previously valued at zero because of a valuation allowance.”

Mr. Cook continued, “Net cash provided by operations was $580,177 for the fiscal year ended June 30, 2005, compared to $227,938 for fiscal year 2004. Complete details of these transactions and full financial data are available from Edgar Online and other similar sources publishing the Form 10-KSB report.”

Thomas S. Smith, Cognigen’s president and CEO, added, “We are understandably pleased with the performance the Company has delivered in a vigorously contested marketplace. What has been accomplished is testimony to the loyalty and dedication of our independent agents and highly skilled professionals on our staff as well as our early and continuing efforts to maintain our standing as a leader in Internet commerce. We have invested very substantially in developing proprietary business systems for our network of independent agents around the world. Over the past six years as a public company, approximately 820,000 customers worldwide have purchased telecommunication and personal technology services and products from Cognigen’s websites. Each of the approximately 134,000 persons, who currently are registered as Cognigen agents, has a website that is replicated from the main www.ld.net site. This extraordinary Internet presence contains millions of pages that have gained for Cognigen’s principal website the number one ranking among long distance telecommunication marketing websites based on the number of unique visits and pages viewed by Ranking.com. In point of fact, Cognigen and its agents account for 11 of the top 27 long distance telecommunication websites rated by Ranking.com.

Mr. Smith continued, “We have demonstrated once again our ability to achieve sustained growth despite ever increasing competition and falling long distance rates. We have further increased our product line diversification that is helping us to reach new and more diverse customer bases. Core operations built around our telecommunication services continue to be reliable generators of revenue, and we are optimistic that our recently launched online shopping mall, www.LowestCostMall.com , will soon fulfill a promising destiny. For our shareholders the record net earnings we recorded are more than just good performance, they may well indicate greater investment value.”

About Cognigen

Cognigen Networks, Inc., based in metropolitan Seattle, Washington, offers a wide range of telecommunication services and related technology products via its Web site, http://www.cognigen.com. Cognigen’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having their own customized Web site. Cognigen’s agent initiated sales as well as those generated directly off its main website are fulfilled via proprietary software utilizing the Internet. The Company sells its own proprietary services under the Cogni label as a certificated reseller and carrier, and resells the services of industry leaders such as 2Speak, AccuLinq, Inphonic Cellular, ShopForT1, Convergia, IBN Tel, MCI Neighborhood, Pioneer Telephone, OPEX, PowerNet Global, Speakeasy, UniTel and Trinsic / Z-Tel. Cognigen is authorized to operate as an interstate and international carrier under Section 214 of the rules of the Federal Communications Commission and is regulated by some state public utility commissions as a reseller of interstate and intrastate long distance telecommunications services. Since August of 1999, Cognigen has sold, on behalf of its vendors and for its own account, services and products to approximately 820,000 customers worldwide.

The information herein contains forward-looking statements, including, without limitation, statements relating to Cognigen Networks, Inc. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s business, financial condition and results of operations, including without limitation, the Company’s possible inability to become certified as a reseller in all jurisdictions in which it applies, the possibility that the Company’s proprietary customer base will not grow as the Company expects, the Company’s inability to obtain additional financing, the Company’s possible lack of producing agent growth, the Company’s possible lack of revenue growth, the Company’s possible inability to add new products and services that generate increased sales, the Company’s possible lack of cash flows, the Company’s possible loss of key personnel, the possibility of telecommunications rate changes and technological changes and the possibility of increased competition. Many of these risks are beyond the Company’s control. The Company is not entitled to rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or Section 2lE of the Securities Exchange Act of 1934, as amended, when making forward-looking statements.

Source:	Cognigen Networks, Inc.
	Contact:	Thomas S. Smith
Meridian Center – 9800 Mt. Pyramid Court, Ste 400
Englewood, CO 80112
720-895-1912 voice
720-895-1917 fax
toms@ld.net